Exhibit 16.1

Michael F. Cronin

Certified Public Accountant

687 Lee Road

Rochester, NY 14606

July 9, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Medical Solutions Management Inc. (the “Company”) and, until July 4, 2007, we reported on the financial statements of the Company as of and for the years ended December 31, 2006 and 2005. On July 4, 2007, we were notified that the Company engaged Wolf & Company, P.C. as its principal independent registered public accounting firm for the year ending December 31, 2007 and that the auditor-client relationship with us will cease as of July 4, 2007. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated July 4, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ Michael F. Cronin, CPA